EXHIBIT 2.2

Chang Ling Town Long De Oil&Gas development Co.,Ltd
Equity transfer agreement

The stock right transfer agreement is signed in the SongYuan City on June 1st , 2005 by the following sides:

Stock right transferor:
Shareholder A:
Name: Chang Shan Ai Sex: male Age : 39
Residence :Chang Ling Town

Shareholder B:
Name: Guo Hua Zhou Sex: male Age: 32 ,
Residence : Ning Jiang Zone

Shareholder C:
Name: Shou Heng Guo Sex: male Age: 35
Residence: Ning Jiang Zone
(jointly call followingly " Stock right transferor " )

Stock right grantee:

Song Yuan City Northeast Petroleum Technical Services Co.,Ltd ( Hereafter referred to as " Stock right grantee ")

viewing that:

The former shareholders----Chang Shan Ai, Guo Hua Zhou and Shou Heng Guo quit from the stock right structure of company. The new shareholder Song Yuan City Northeast Petroleum Technical Services Co.,Ltd contribute RMB1 million ,accounts 100% of the registered capital.

Regarding the transferring of stock right ,each side reaches the following agreement through friendly negotiation based upon voluntary , fair , honest and trustworthy principle ; relevant laws and regulations of the People's Republic of China ;the regulations of government and regulatory file.

Article 1 Stock right transfer and assignee
1, Stock right transferor agree to transfer RMB 0.4million of registered capital for Chang Shan Ai ,RMB 0.3million of registered capital for Guo Hua Zhou, RMB 0.3million of registered capital for Shou Heng Guo ,RMB 1 million in all to Song Yuan City Northeast Petroleum Technical Services Co.,Ltd.

Article Two Price term for Stock right transfer and means of payment
1, stock right transferors agree to transfer 100% of its 1 million registered capital of Long De Company to Song Yuan City Northeast Petroleum technical Services Co.,Ltd, according to the agreement of this contract;the stock right grantee agrees to accept above-mentioned stock rights at the price.
2, Long De Company shall go to the local Industrial and Commercial Bureau and relevant administrative department to transact the procedure of stock right change within 30 days from the day of signing this stock right transfer agreement; after all the procedure of stock rights change have been finished,the stock right transfer will be regards as accomplishment.
3, the grantee promises: After Long De Company finishes the industrial and commercial change of stock right transfer, the stock right grantee pays the expense of stock transfer .

Article Three Statement and guarantee of the stock right transferor
1, 1, Transferor hold Long De Company’s stock right legally ,and have not stipulated any guarantee or any other third party's rights and interests on its stock right of Long De company that has transferred ;
2, The transferor has the right to carry on stock right transfer; signing " stock right transfer agreement " need including but not limited to authorizing , examination and all approval procedures that have been abstained legally and effectively.
3, The stock right transferor has the ability to fulfill its obligation under this agreement, this agreement is binding to the stock right transferor;
4, For the purpose to sign the agreement, every documentary evidence and materials that the stock right transferor submits are true, accurate and intact ;
5, The stock right transferor guarantees the financial data of the Long De company are true, accurate before signing "stock right transfer agreement.

Article Four Statement and guarantee of the stock right grantee
1, The stock right grantee is qualified to accept the main body of the stock right for Long De Company.
2,The stock right grantee has the right to receive the stock right and to sign " stock right transfer agreement " and have the ability to fulfill its obligation under this agreement, this agreement is binding to the stock right grantee.
3, For the purpose to sign an agreement, every documentary evidence and materials that the stock right grantee submits to the transferor are true, accurate and intact ;

Article Five Approval and coming into force of the agreement
This agreement is signed by each side, and should come into force since day of this agreement is signed.

Article Six completion of stock right transfer
1, The stock right transferor is responsible for transacting procedure such as notice , announcement , filing , registration correlating with stock right transfer , sanctioning ,etc.; The stock right grantee should assist the stock right transferor the transact such procedures.
2, When the registering organization finishes the record procedure of stock transfer change ,the company will receive the " business license " issued by them, and then go to the relevant industrial department to finish the changing procedure of products permit license , stock right transfer shall be regarded as completion.

3, Stock right transferor and grantee have the obligation to do their best and work together with approving authority ,to deal with rational request that proposed by register authority in order to finish stock right transfer.

Article Seven The bearing expense of stock right transfer and debt bearing of Long De company before stock transfer
1, As to the involved relevant expenses that stock right transfer, each side should bear respectively according to China's legal provisions
2,The stock right transferor shall bear all credit and debt before Long De company get new " business license " that the registering organization issued to the company. When third party acting in good faith demand debt to new company on aforesaid , and if stock right transferor don’t reimburse positively when receiving the notice from new company, it should bear compensation responsibility to new company, including but not limited to that new company repay actually debt amount, court cost , attorney fee ,etc.

Article Eight Change and canceling of the agreement
1, The agreement can be altered or removed in written form through negotiation of parties, and then be submitted to original approving authority for approval.
2, The stock right grantee has the right to notice the stock right transferor to cancel the agreement in writing without bearing any legal liability if there is one of the following situations
(a)Stock right transferor's statement and commitment under the agreement are false or unreal.
(b)The stock right transferor violates the agreement seriously, cause the harm to the grantee’s interests.
(c) If stock right transfer is still unfinished since the date of the agreement comes into fore within three months.

Article Nine liability for breach of contract
1, If the delinquent side violated the agreement and caused economic losses to other parties ,it should bear compensation responsibility , if the stock right transferor breaks a contract, fail to finish stock right transfer or violate the (2) of article 8, the stock right transferor must return the expenses which grantees pays and assume corresponding compensation .
2 If the agreement can't be fulfilled or can't be totally fulfilled because of the delinquent party, the delinquent party undertakes the liability for breach of contract and compensates real economic losses to other sides; if the fault caused by not single one party ,they should bear the liability for breach according to the limit of their responsibility and compensate the real economic losses to the unblamable party.

Article Ten force majeure
1, Force majeure means either party's unable predicting , unavoidable objective situation that can not be overcome , including but not limited to : Fire , earthquake , flood and war ,etc..
2, Either party that can’t fulfill the agreement or fulill part of the agreement because of force majeure and blamelessness of itself will not be deemed to break a contract ,however they should take all essential action and measures under the circumstances that the condition is allowed , in order to reduce losses caused by force majeure.

3, If one party encountered these force majeure, it should notify the other sides in written form immediately ,and also provide detail report of the force majeure within 15 days which illustrated the unfulfilled reasons of the contract or fulfilling part of the contract and of delayed execution

Article Eleven : Settlement of the Dispute
All dispute caused by explanation or performance of the contract should resolve through consultation fist. If still can’t be resolved through consultation, either party has the right to bring a suit before court.

Article Twelve Confidentiality

1,The agreement and file that each side offers by parties should be regarded as the confidential materials, and undertake the strict secret obligation. Each side is obligated to request its officer , employees , intermediary undertake the secret obligation.

2, Any party can’t reveal any secret materials to anyone outside by any way without other party’s permission in written form. Except in fulfilling of approval procedure of stock transfer under the agreement.

Article Thirteen Divisibility of the contract term

1, If any clause of the agreement is invalid , breaks the law or can't be carried out ,the legitimacy or execution of other clauses of the agreement should not be influenced.
2, Each side should consult with each other with sincerity toward the question clause and find the substituting clause in validity, legality and feasibility.

Article Fourteen Domination law and language

1, The agreement is subject to China's legality and explained by Chinese law .
2, The agreement is written in Chinese.

Article Fifteen The agreement

The agreement is quadruplication altogether, shared by each side; one copy is submitted to approving authority ;and the another one is submitted to registering authority for record.

Stock right transferor

Share holder A
Chang Shan Ai

Share holder B
Guo Hua Zhou

Share holder C
Shou Heng Guo

Stock right grantee

Song Yuan City Northeast Petroleum Technical Services Co., Ltd (seal)

     EXHIBIT B

The Joint Venture contract of

Song Yuan North East Petroleum Technical Service Co., Ltd

Chapter one: General provisions

Preface:

The contract is hereto concluded through mutual understanding between the shareholders of [China] Song Yuan North East Petroleum Technical Service Co., Ltd Ms. Ju GuiZhi, Mr. Wang Hongjun and [US] China North East Petroleum Holdings Limited in line with the “temporary provisions to the merges of domestic enterprises by foreign investor “ and other relevant laws, regulations, equal and mutually beneficial principle, agree to invest USD 1 million to set up the joint venture in Songyuan City Jilin Province of the People’s Republic of China.

Chapter Two: Parties of Joint Venture

Article 1 each party of this contract

Party A: [US] China North East Petroleum Holdings Ltd., register in Nevada State of U.S.
Registered address: 20337 Rimview Pl, Walnut, CA 91789 U.S.
Authorized representative: Name Wang Hong Jun, position President,

Party B: Ju GuiZhi
Legal address: Zhan Jiang Road, Qing Nian Avenue economic and technological development zone Song Yuan City, JiLin Province.

Party C: Wang HongJun
Legal address: Dong Li District, Harbin City

Chapter Three: Setting Up Joint Venture Company

Article 2 Each party of joint venture according to “ temporary provisions to the mergers of domestic enterprises by foreign investor” and other relevant laws and regulations of China, agree to set up joint venture company in China names as of Song Yuan North East Petroleum Technical Service Co., Ltd (Hereafter referred to as the joint venture or JV).

Article 3 The name of the joint venture company is Song Yuan North East Petroleum Technical Service Co., Ltd The legal address is Zhanjiang Road,Qing Nian Street , Economic and Technological Development Zone, Song Yuan City, Jilin Province.

Article 4 All activities of the joint venture must obey the law, decree, relevant regulations and rules of the People’s Republic of China, and is administered and protected by China law.

Article 5 The organizational form of the joint venture is a limited liability company. Each party of joint venture bears responsibility for the joint venture according to the investment amount that is subscribed each. Each side shares profits and shares the risk and suffers the loss according to its proportion in the registered capital of investment amount.

Chapter Four: Business Purposes, Scope and Scale

Article 6 The Joint Venture’s business purpose is:
For strengthening the economic cooperation and exchange of technology, adopting advanced technology and scientific management methods, making contributions to local area’s development and construction. And simultaneously make investors obtain the substantial economic benefits.

Article 7 The business scope of joint venture company is:
Oil and gas development (must comply with the related China Law and Regulations)
Popularizing and applying the new technology of oil-drilling and installation of oil-water well.
And the sales of crude oil

Article 8 The production scale of the joint venture company is:
1 . Joint venture’s production capacity is multi ten thousand tons of crude oil per year after start operational production.
2 . With the development of production and management, the production scale can be increased annually.

Chapter Five: Amount of Investment and Registered Capital

Article 9 The amount of investment into the joint venture company is USD 1.5million. The capital of the investment shall be fully paid within 2 years.

Article 10 Registered capital of joint venture

Party A : Invests USD 1 million, accounts 90 % of JV’s shares and ownership.
Party B : Invests RMB 510,000, accounts 5.5% of JV’s shares and ownership.
Party C : Invests RMB 490,000, accounts 4.5% of JV’s shares and ownership.

Article 11 The Party A’s registered capital of joint venture shall be fully deposited into JV’s account within 3 months. RMB 1 million of registered capital of Party B and Party C have already been deposited into JV’s account.

Article 12 In case any party wants to transfer all or some of its investment capital and ownership of the joint venture company to any third parties, it must grant the permission of all other two parties first and also submit an application to the governing authority for approval.

Meanwhile when any party of the joint venture wants to transfers all or some of its investment capital and ownership, the other two parties of the joint venture shall have the priority to buy preferentially in the condition of an equal and fair basis.

Chapter Six: Responsibility of Each Party of Joint Venture

Article 13 Each party of joint venture shall have the responsibilities as of following

Party A’s responsibility:

1. Paying investment capital according to this agreement

2. Offering oversea administration experience and technology.

3. Performing duty of investing necessary capital into the production in future.

4. Distributing the profits according the JV’s ownership and financial regulations.

5. Being Responsible for handling and solving the joint venture company’s other business matters.

Party B and C’s responsibility:

1. Acquiring the legal qualification for developing and producing in the local oil fields, and fulfils the cooperative obligation.

2. Handling the JV’s purchase of mechanical equipment, material, etc. in China,

3. Organizing the production operation and finishing the collaborative project.

4.Training the technical specialists and workers of the joint venture company.

5. Assisting management and staffs of Party A or/and other relevant personnel to manage and carry on customary work.

6. The crude oil must be sold in compliance with the regulation of Jilin oil field, and does not be allowed to sell to other parties without permission.

7. Being Responsible for handling and solving the joint venture company’s other business matters.

Chapter Seven: Board of Directors

Article 14 The registration day of joint venture is the establishment day of JV’s board of directors.

Article 15 The board of directors is formed by 5 directors, among them Party A shall appoint 2 persons. The board shall have 1 president, 1 vice-president. The President is appointed by Party A, the vice-president is served by Party B . The director, president and vice-president’s term of service is four years, such term can be extended by the decision of the board in future.

Article 16 The board of directors is the highest authority of the joint venture company, it shall make all the important decisions for the joint venture. For the important issues, the decision shall be made after being consent unanimously by all the directors. To other matters can be decided by the majority.

Article 17 The President is company’s authorized representative of the joint venture. When the President cannot fulfill his duty for some reasons, the vice-president or other directors can be authorized performing the duty temporarily. If the President gives up fulfilling his duty, more than 1/3 of the directors must suggest, the vice-president can convene and preside over the meeting.

Article 18 The conference of board shall be held at least once a year, President convene and preside over the meeting. The President can hold the temporary meeting of Board if proposed by more than 1/3 of the directors. The meeting memo shall be filed and kept in record.

The meeting of the board shall generally be held in the site of JV’s legal address.

Chapter Eight: Management

Article 19 The joint venture company sets up the management which is responsible for the daily management of the company. The management shall be formed of one general manager, two vice presidents; and such management personnel shall be appointed by the board of directors, service term is 4 years.

Article 20 The general manager’s duty is carrying out the decisions of the board meeting, and organizing the daily management of the joint venture company. The vice president shall assist general manager in daily management. The management shall have several deputy managers who are responsible for the work of every department of enterprises separately, and handling the matters entrusted by the general manager and vice president.

Article 21 If the general manager, vice president have the one that engages in fraud for selfish ends or neglects one’s duty seriously, the board of directors can determine to replace them at any time through resolution.

Chapter Nine: The Equipment Purchasing

Article 22 Machinery equipment, raw materials, fuel, fittings ,means of transport and office supplies which the joint venture company needs ,etc., under equal conditions , should give first priority to buying in China .

Article 23 Joint venture Company entrust Party A while choosing the equipment in the overseas market, Party A can go on when obtaining board of directors approval in writing.

Chapter Ten: Labor Management

Article 24 The scheme such as recruiting, recruitment, dismissing , salary , labor insurance , welfare and rewards and punishments of the worker of joint venture company ,etc., according to “ labor law of the People’s Republic of China “ and “ stipulations on labor management of Chinese-foreign joint venture of the People’s

Republic of China “ and implementing method, discussed and made by the board of directors, labor contract is concluded to stipulate between equity joint venture and the collective trade union of the joint venture company or the individual staff.

After the labor contract is concluded, submit to local work administrative department for record.

Article 25 Engagement, salary , social insurance , welfare , travel charge standard of the senior executive of the joint venture company, etc., are decided through discussion by the conference of board of directors.

Chapter Eleven: Tax , Financial Management and Auditing

Article 26 The joint venture company pays every tax according to the relevant laws and regulations provisions of China.

Article 27 The worker of joint venture company pays the Individual Income Tax according to “personal income tax law of the People’s Republic of China”.

Article 28 The joint venture company drew reserve fund, enterprise development fund and bonus and welfare fund for staff and workers according to the regulation of “Law of the People’s Republic of China on Chinese-Foreign Joint Ventures”, the proportion drawn every year is decided through discussion according to company’s operation by the board of directors.

Article 29 The fiscal year of the joint venture company is from January 1 every year till December 31, all accounting vouchers , document , report form , account book, should be written in Chinese .

Article 30 Engage the accountant registering in China to examine , audit in financial audit of the joint venture company, and report the result to the board of directors and general manager .

Article 31 In the first three months of each business year, general manager organize to make the balance sheet, profit and loss statement and profit distribution scheme of the previous year, and submit to conference of board of directors for examination.

Chapter Twelve: Term of Joint Venture

Article 32 The term of the joint venture company is 10 years. Date of establishment of Joint Venture Company is also the business license signing date.

If suggested by one party, and the meeting of board of directors adopts unanimously, it can apply to lengthen the time limit of joint venture to the relevant approval authorities (or its approval authority that trust) before the joint venture expires of six months.

Chapter Thirteen: The property ownership

Article 33 When the term of JV expired or JV stops operating within the term, the joint venture company shall carry out liquidation in accordance with the law, and the property is assigned after clearing according to three parties’ investment proportion.

Chapter Fourteen: Insurance

Article 34 Every insurance of the joint venture company is insured in China Insurance Company, Ltd. The insurance category, insurance value, duration of insurance,etc. are decided through discussion by the conference of board of directors of joint venture company according to the regulation of this insurance company.

Chapter Fifteen: Modification, Change and Termination of the Contract

Article 35 The modification of this contract and appendix can come into force when a agreement to be signed by both sides in writing, and is submitted to original approving authority for approval.

Article 36 When the contract is unable to be fulfilling because of force majeure, or because the joint venture company suffers the loss, unable to continue managing year after year, time limit of joint venture can be terminated or the contract can be rescinded ahead of time when adopted unanimously by the board of directors, and is submitted to original approving authority for approval. If the board of directors is unable to reach agreement on canceling the contract, then either party can apply to arbitrate .

Chapter Sixteen: Liability for the Breach of Contract

Article 37 If Party A doesn’t finish providing prescribed funds in prescribed time in accordance with the regulation of this contract, from overdue the first month, the delinquent party should pay 3% of the penalties to observant party for every one month overdue.

Article 38 In case of one party breaks a contract, cause a contract and appendix can’t be fulfilled or can’t be totally fulfilled, the delinquent party undertakes the liability for breach of contract; If both parties break the contract, both parties should bear the respective liabilities for breach of contract separately according to the actual conditions .

Article 39 Each party shall offer the guarantee of right and obligation in order to fulfill the performance of this contract and its appendix.

Chapter Seventeen: Force majeure

Article 40 The fulfilling of the contract is influenced or the contract can’t be fulfilled because of the earthquake, typhoon, floods, fire, war and other force majeure incidents that can’t be predicted and can’t be prevented or avoided, if one party encountered these force majeure, should notify the other side by cable immediately, and also provide detail information of the force majeure and the valid papers which illustrated the reasons of can’t fulfilling the contract or fulfilling part of the contract, or fulfilling in delayed time within 15 days. This valid paper should be certifiable by the organization that has the valid right to do so in the accident-happening place. Parties agree to determine whether to cancel the contract definitely, or to fulfill the contract partly, or to postpone fulfilling the contract according to the degree of the influence.

Chapter Eighteen: Applicable Law

Article 41 The conclusion of this contract, enforcement, explanation, fulfilling and dispute shall be administered by the law of the People’s Republic of China.

Chapter Nineteen: Settlement of the Dispute

Article 42 All dispute caused by this contract or related to the contract, can submit to organization of China economic arbitration to arbitrate. The arbitral award is final, binding to both sides.

Article 43 In the course of arbitrating, the contract should continue fulfilling except part of the disputes which two parties are carrying on arbitration.

Chapter Twenty: Contract Language

Article 44 This contract is written in Chinese, have equal authenticity to Party A ,Party B and Party C.

Chapter Twenty one: The Contract Comes Into Force and Other

Article 45 Concluding the appendix of the following according to every principle that this contract stipulates , including: Project agreement , technological transfer agreement , sales agreement sale agreement, above all are the composition of this contract .

Article 46 This contract and its appendix shall come into force from the day of signing. And also must get approved by relevant governing authorities.

Article 47 The methods of notification to all the parties could be the fax, E-mail, and in case the notification is relating to each party’s rights or/and obligations, it shall be made in writ.

Article 48 This contract is signed at Song Yuan City, China on July 26, 2006 by authorized representative of Party A , Party B ,and Party C.

Party A: [US] China North East Petroleum Holding Company (representative signature)
/s/ Hong Jun Wang, President

Party B: [China] Ju Guizhi (signature)
/s/

Party C: [China] Wang Hongjun (signature)
/s/